Exhibit 99.1

Grace News #3114
Media Relations Rich Badmington T +1 410.531.4370 rich.badmington@grace.com	Investor Relations Mark Sutherland T +1 410.531.4590 mark.sutherland@grace.com

Grace Reports First Quarter 2014 Adjusted EPS of $0.77

•	Sales increased 5 percent to $745 million due to acquisitions and higher sales volumes

•	Adjusted EBIT of $111 million included adverse weather impact of $9 million and acquisition-related costs of $7 million

•	Approximately $60 million spent on share repurchases in the quarter

Columbia, MD - April 23, 2014 - W. R. Grace & Co. (NYSE: GRA) announced first quarter net income of $50.1 million, or $0.64 per diluted share. Net income for the prior-year quarter was $59.1 million, or $0.77 per diluted share. Adjusted EPS was $0.77 per diluted share compared with $0.91 per diluted share in the prior-year quarter.

“All three businesses grew sales in the quarter,” said Fred Festa, Grace's Chairman and Chief Executive Officer.  “Catalysts Technologies grew with new products and the polypropylene acquisition, which more than offset lower demand in Europe.  Materials Technologies grew with strong demand in engineered materials, and Construction Products experienced strong growth, except in North America where severe weather reduced construction activity in the quarter.”

First Quarter Results
First quarter sales of $744.5 million increased 4.9 percent compared with the prior-year quarter as increased sales volumes (+7.0 percent) and improved base pricing (+0.4 percent) offset unfavorable currency translation (-1.5 percent) and lower rare earth surcharges (-1.0 percent). Acquisitions contributed 4.2 percent to sales volume growth.

Segment Gross Margin of 36.3 percent declined 90 basis points compared with the prior-year quarter primarily due to higher operating costs resulting from the impact of extreme cold weather on the company’s large manufacturing facility at Curtis Bay, MD. The Curtis Bay facility, which produces both refinery catalysts and silica-based engineered materials, was closed intermittently for 13 days in the first quarter due to the weather conditions.

Adjusted EBIT of $111.3 million decreased 4.7 percent compared with $116.8 million in the prior-year quarter. The decrease primarily was due to weather-related operating costs, higher raw material costs and unfavorable currency translation, which offset higher sales volumes. The company estimates extreme weather conditions in North America lowered earnings by approximately $9 million in the quarter largely due to higher operating costs at the Curtis Bay facility and lost Construction Products sales. The UNIPOL® Polypropylene Process Technology Licensing and Catalysts Business acquired in December 2013 contributed approximately $3 million to Adjusted EBIT after acquisition-related costs of approximately $7 million. Adjusted EBIT margin of 14.9 percent decreased 160 basis points from the prior-year quarter.

Adjusted EBIT Return On Invested Capital was 27.2 percent on a trailing four-quarter basis compared with 27.4 percent at year-end 2013.

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Grace Catalysts Technologies
Sales up 6.8 percent; segment operating income down 7.8 percent
First quarter sales for the Catalysts Technologies operating segment, which includes refinery catalysts, specialty catalysts, polypropylene licensing and additives for refinery, plastics and other chemical process applications, were $284.5 million, an increase of 6.8 percent compared with the prior-year quarter. The increase primarily was due to higher sales volumes (+9.7 percent) and favorable currency translation (+1.0 percent), which offset lower pricing (-3.9 percent) including lower rare earth surcharges of $7 million. The December 2013 polypropylene acquisition contributed approximately $28 million to sales.

Sales of refinery catalysts, which represented 69 percent of segment sales, declined 2.7 percent compared with the prior-year quarter as lower prices reflecting the elimination of the rare earth surcharge more than offset higher sales volumes and favorable currency translation.

Sales of specialty catalysts, licensing and supports increased 36.9 percent due to the polypropylene acquisition. Excluding the acquisition, lower sales volumes offset improved pricing and favorable currency translation. The decrease in base sales volumes primarily was due to the scheduled conclusion of a multi-year toll manufacturing contract for a polyolefin catalyst customer in the second quarter of 2013.

Segment gross margin was 39.0 percent compared with 40.3 percent in the prior-year quarter. The decrease in gross margin primarily was due to lower pricing and the weather-related operating costs.

Segment operating income was $71.2 million compared with $77.2 million in the prior-year quarter. The decrease primarily was due to lower gross margin, lower ART joint venture earnings and higher depreciation and amortization from the polypropylene acquisition.

Grace Materials Technologies
Sales up 2.3 percent; segment operating income up 2.7 percent
First quarter sales for the Materials Technologies operating segment, which includes engineered materials for consumer, industrial, coatings and pharmaceutical applications and packaging technologies, were $219.8 million, an increase of 2.3 percent compared with the prior-year quarter. The increase was due to higher sales volumes (+2.4 percent) and improved pricing (+1.1 percent), which offset unfavorable currency translation (-1.2 percent).

Sales of engineered materials, which represented 58 percent of segment sales, increased 6.9 percent due to higher sales volumes, improved pricing and favorable currency translation. Sales in advanced regions increased 9.5 percent led by growth of approximately 12 percent in Western Europe. Sales of engineered materials in emerging regions increased 1.5 percent as higher sales in China and India offset weakness in Eastern Europe and Latin America.

Sales of packaging technologies declined 3.5 percent due to unfavorable currency translation and lower sales volumes which offset improved pricing. Sales in emerging regions, which represented approximately 52 percent of sales, declined 4.1 percent primarily due to lower sales in Asia and Latin America.

Segment gross margin was 34.9 percent, a decrease of 20 basis points compared with the prior-year quarter. The decrease in gross margin was due to unfavorable currency translation and weather-related operating costs, which offset improved pricing.

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Segment operating income was $45.5 million compared with $44.3 million in the prior-year quarter, a 2.7 percent increase primarily due to higher sales volumes and improved operating leverage. Segment operating margin was 20.7 percent, an increase of 10 basis points compared with the prior-year quarter.

Grace Construction Products
Sales up 5.1 percent; segment operating income up 11.4 percent
First quarter sales for the Construction Products operating segment, which includes Specialty Construction Chemicals (SCC) products and Specialty Building Materials (SBM) products used in commercial, infrastructure and residential construction, were $240.2 million compared with $228.5 million in the prior-year quarter. The sales increase was due to higher sales volumes (+8.0 percent) and improved pricing (+1.7 percent), which offset unfavorable currency translation (-4.6 percent). The company estimates that the cold-weather impact on construction activity in North America lowered sales by at least $4 million in the quarter.

Sales of specialty construction chemicals, which represented approximately 61 percent of segment sales in the quarter, increased 4.9 percent compared with the prior-year quarter due to 13.4 percent growth in Western Europe and 8.9 percent growth in emerging regions that more than offset a 3.2 percent sales decline in North America. The growth in Western Europe partly was attributable to favorable weather while the North American decline primarily was due to the extreme cold weather in that region.

Sales of specialty building materials increased 5.4 percent compared with the prior-year quarter. Sales in Western Europe increased 17.1 percent, while North American and emerging region sales declined 4.0 percent and 3.6 percent, respectively.

Segment gross margin of 34.4 percent decreased 110 basis points compared with the prior-year quarter. The decrease in gross margin primarily was due to higher raw material and manufacturing costs and unfavorable currency translation, which more than offset improved pricing.

Segment operating income was $25.4 million compared with $22.8 million for the prior-year quarter, an 11.4 percent increase, primarily due to higher sales and lower operating expenses, which more than offset lower gross margin and unfavorable currency translation. Segment operating margin improved to 10.6 percent compared with 10.0 percent in the prior-year quarter.

Other Expenses
Total corporate expenses were $22.5 million for the first quarter, an increase of $1.7 million compared with the prior-year quarter.

Certain pension costs of $8.3 million increased $1.6 million compared with the prior-year quarter largely due to higher interest costs. Certain pension costs include only ongoing costs recognized quarterly, which include service and interest costs, expected returns on plan assets and amortization of prior service costs/credits.

Interest expense and related financing costs were $11.2 million for the first quarter compared with $10.5 million for the prior-year quarter. Non-cash interest accretion on deferred payment obligations was $8.2 million for the first quarter. The weighted average cash interest rate for the first quarter was 3.3 percent.

Income Taxes
Income taxes were recorded at a global effective tax rate of approximately 35 percent before considering the effects of certain non-deductible Chapter 11 expenses, changes in uncertain tax positions and other discrete adjustments.

Grace generally has not had to pay U.S. Federal income taxes in cash in recent years since available tax deductions and credits have fully offset U.S. taxable income. Income taxes in foreign jurisdictions are

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generally paid in cash. Income taxes paid in cash, net of refunds and settlements, were $16.1 million during the first quarter. Grace generated approximately $670 million in U.S. Federal net operating losses upon emergence from bankruptcy on February 3, 2014.

Cash Flow
Net cash used for operating activities in the first quarter was $1.25 billion compared with net cash provided by operating activities of $50.1 million in the prior-year quarter. The year-over-year change in cash flow largely was due to the payment of $1.31 billion as a result of the company’s emergence from Chapter 11.

Adjusted Free Cash Flow was $64.5 million for the first quarter compared with $66.4 million in the prior-year period.

Share Repurchase Program
On February 4, 2014, Grace announced that its Board of Directors authorized a share repurchase program of up to $500 million expected to be completed over the next 12 to 24 months at the discretion of management. The company initiated purchases on February 10 through an SEC Rule 10b5-1 program. Grace spent $60.5 million repurchasing approximately 600 thousand shares in the first quarter.

Chapter 11 Emergence
On February 3, 2014, Grace emerged from Chapter 11 pursuant to the terms of its Joint Plan of Reorganization. The Joint Plan sets forth how all pre-petition claims and demands against Grace were resolved. See Grace’s most recent periodic reports filed with the SEC for a detailed description of the Joint Plan.

Investor Call
Grace will discuss these results during an investor conference call and webcast today starting at 11:00 a.m. ET. To access the call and webcast, interested participants should go to the Investor Information - Investor Presentations portion of the company's web site, www.grace.com, and click on the webcast link.

Those without access to the Internet can listen to the investor call by dialing +1.866.271.6130 (U.S.) or +1.617.213.8894 (International) and entering participant passcode 69013427. Investors are advised to access the call at least ten minutes early in order to register.

An audio replay will be available at 3:00 p.m. ET on April 24. The replay will be accessible by dialing +1.888.286.8010 (U.S.) or +1.617.801.6888 (International) and entering the participant passcode 72946355. The replay will be available for one week.

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About Grace
Grace is a leading global supplier of catalysts; engineered and packaging materials; and, specialty construction chemicals and building materials. The company’s three industry-leading business segments-Grace Catalysts Technologies, Grace Materials Technologies and Grace Construction Products-provide innovative products, technologies and services that enhance the quality of life. Grace employs approximately 6,700 people in over 40 countries and had 2013 net sales of approximately $3.1 billion. More information about Grace is available at www.grace.com.

This announcement contains forward-looking statements, that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues” or similar expressions. Forward-looking statements include, without limitation, expected financial positions; results of operations; cash flows; financing plans; business strategy; operating plans; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost reduction initiatives, plans and objectives; and markets for securities. For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Like other businesses, Grace is subject to risks and uncertainties that could cause its actual results to differ materially from its projections or that

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could cause other forward-looking statements to prove incorrect. Factors that could cause actual results to materially differ from those contained in the forward-looking statements include, without limitation: risks related to foreign operations, especially in emerging regions, including currency exchange rate changes, the cost and availability of raw materials and energy, the effectiveness of its research and development and growth investments, acquisitions and divestitures of assets and gains and losses from dispositions, developments affecting Grace's funded and unfunded pension obligations, its legal and environmental proceedings, costs of compliance with environmental regulation and those additional factors set forth in Grace's most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov. Reported results should not be considered as an indication of future performance. Readers are cautioned not to place undue reliance on Grace's projections and forward-looking statements, which speak only as the date thereof. Grace undertakes no obligation to publicly release any revision to the projections and forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Operations (unaudited)

	Three Months Ended March 31,
(In millions, except per share amounts)	2014	2013
Net sales	$744.5	$709.9
Cost of goods sold	475.3	450.9
Gross profit	269.2	259.0
Selling, general and administrative expenses	136.8	133.3
Research and development expenses	20.5	16.9
Interest expense and related financing costs	11.2	10.5
Interest accretion on deferred payment obligations	8.2	—
Chapter 11 expenses, net of interest income	6.1	4.8
Equity in earnings of unconsolidated affiliate	(3.7)	(5.1)
Other expense, net (E)	10.0	7.9
Total costs and expenses	189.1	168.3
Income before income taxes	80.1	90.7
Provision for income taxes	(29.8)	(31.3)
Net income	50.3	59.4
Less: Net income attributable to noncontrolling interests	(0.2)	(0.3)
Net income attributable to W. R. Grace & Co. shareholders	$50.1	$59.1
Earnings Per Share Attributable to W. R. Grace & Co. Shareholders
Basic earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$0.65	$0.78
Weighted average number of basic shares	77.0	75.7
Diluted earnings per share:
Net income attributable to W. R. Grace & Co. shareholders	$0.64	$0.77
Weighted average number of diluted shares	78.1	77.2

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited)

	Three Months Ended March 31,
(In millions, except per share amounts)	2014	2013	% Change
Net sales:
Catalysts Technologies	$284.5	$266.5	6.8%
Materials Technologies	219.8	214.9	2.3%
Construction Products	240.2	228.5	5.1%
Total Grace net sales	$744.5	$709.9	4.9%
Net sales by region:
North America	$238.8	$226.7	5.3%
Europe Middle East Africa	269.7	254.4	6.0%
Asia Pacific	155.0	150.6	2.9%
Latin America	81.0	78.2	3.6%
Total net sales by region	$744.5	$709.9	4.9%
Profitability performance measures:
Adjusted EBIT(A)(B):
Catalysts Technologies segment operating income	$71.2	$77.2	(7.8)%
Materials Technologies segment operating income	45.5	44.3	2.7%
Construction Products segment operating income	25.4	22.8	11.4%
Corporate costs	(22.5)	(20.8)	(8.2)%
Certain pension costs (C)	(8.3)	(6.7)	(23.9)%
Adjusted EBIT	111.3	116.8	(4.7)%
Chapter 11-related costs, net	(6.3)	(3.8)	(65.8)%
Asbestos-related costs	(1.5)	(2.1)	28.6%
Asbestos and bankruptcy-related charges, net	(8.8)	—	NM
Pension MTM adjustment and other related costs, net	4.8	(2.5)	NM
Restructuring expenses and related costs	(0.7)	(0.8)	12.5%
Interest expense and related financing costs	(11.2)	(10.5)	(6.7)%
Interest accretion on deferred payment obligations	(8.2)	—	NM
Currency transaction loss on cash in Venezuela	—	(6.9)	NM
Interest income of non-Debtor subsidiaries	0.5	0.2	150.0%
Provision for income taxes	(29.8)	(31.3)	4.8%
Net income attributable to W. R. Grace & Co. shareholders	$50.1	$59.1	(15.2)%
Diluted EPS (GAAP)	$0.64	$0.77	(16.9)%
Adjusted EPS (non-GAAP)	$0.77	$0.91	(15.4)%

Costs related to Chapter 11:
Chapter 11 expenses, net of interest income	$6.1	$4.8
D&O insurance costs related to Chapter 11	—	0.1
Translation effects—intercompany loans (D)	(4.5)	7.4
Value of currency forward contracts—intercompany loans (D)	4.6	(7.7)
Certain other currency translation costs, net (D)	0.1	(0.8)
Costs related to Chapter 11	$6.3	$3.8

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Three Months Ended March 31,
(In millions)	2014	2013	% Change
Profitability performance measures (A)(B)(C):
Gross margin:
Catalysts Technologies	39.0%	40.3%	(1.3) pts
Materials Technologies	34.9%	35.1%	(0.2) pts
Construction Products	34.4%	35.5%	(1.1) pts
Segment Gross Margin	36.3%	37.2%	(0.9) pts
Certain pension costs in cost of goods sold	(0.1)%	(0.7)%	0.6 pts
Total Grace	36.2%	36.5%	(0.3) pts
Adjusted profitability performance measures (A)(B)(C):
Adjusted EBIT:
Catalysts Technologies	$71.2	$77.2	(7.8)%
Materials Technologies	45.5	44.3	2.7%
Construction Products	25.4	22.8	11.4%
Corporate	(30.8)	(27.5)	(12.0)%
Total Grace	111.3	116.8	(4.7)%
Depreciation and amortization:
Catalysts Technologies	$16.6	$13.5	23.0%
Materials Technologies	8.0	8.0	—%
Construction Products	7.6	8.2	(7.3)%
Corporate	1.8	1.4	28.6%
Total Grace	34.0	31.1	9.3%
Adjusted EBITDA:
Catalysts Technologies	$87.8	$90.7	(3.2)%
Materials Technologies	53.5	52.3	2.3%
Construction Products	33.0	31.0	6.5%
Corporate	(29.0)	(26.1)	(11.1)%
Total Grace	145.3	147.9	(1.8)%
Operating margin:
Catalysts Technologies	25.0%	29.0%	(4.0) pts
Materials Technologies	20.7%	20.6%	0.1 pts
Construction Products	10.6%	10.0%	0.6 pts
Total Grace	14.9%	16.5%	(1.6) pts
Adjusted EBITDA margin:
Catalysts Technologies	30.9%	34.0%	(3.1) pts
Materials Technologies	24.3%	24.3%	0.0 pts
Construction Products	13.7%	13.6%	0.1 pts
Total Grace	19.5%	20.8%	(1.3) pts

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Three Months Ended March 31,
(In millions)	2014	2013
Cash flow measure (A):
Net cash (used for) provided by operating activities	$(1,253.3)	$50.1
Capital expenditures	(40.1)	(38.3)
Free Cash Flow	(1,293.4)	11.8
Chapter 11 expenses paid	15.5	3.2
Chapter 11 emergence payments, including accounts payable	1,340.6	—
Accelerated defined benefit pension plan contributions	—	50.0
Expenditures for asbestos-related items	1.8	1.4
Adjusted Free Cash Flow	$64.5	$66.4

	Four Quarters Ended March 31,
(In millions)	2014	2013
Calculation of Adjusted EBIT Return On Invested Capital (trailing four quarters):
Adjusted EBIT	$545.3	$552.7
Invested Capital:
Trade accounts receivable	504.7	443.4
Inventories	324.8	320.1
Accounts payable	(305.4)	(286.2)
	524.1	477.3
Other current assets (excluding income taxes)	93.1	77.9
Properties and equipment, net	832.7	762.5
Goodwill	455.7	194.3
Technology and other intangible assets, net	310.1	78.9
Investment in unconsolidated affiliate	99.7	90.5
Other assets (excluding capitalized financing costs)	43.3	29.9
Other current liabilities (excluding income taxes, Chapter 11, and restructuring)	(294.1)	(186.4)
Other liabilities (excluding OPEB, uncertain tax provisions, and asbestos related environmental remediation)	(62.6)	(55.9)
Total invested capital	$2,002.0	$1,469.0
Adjusted EBIT Return On Invested Capital	27.2%	37.6%

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended March 31,
(In millions)	2014	2013
OPERATING ACTIVITIES
Net income	$50.3	$59.4
Reconciliation to net cash (used for) provided by operating activities:
Depreciation and amortization	34.0	31.1
Equity in earnings of unconsolidated affiliate	(3.7)	(5.1)
Chapter 11 expenses, net of interest income	6.1	4.8
Chapter 11 expenses paid	(15.5)	(3.2)
Asbestos and bankruptcy-related charges, net	8.8	—
Cash paid to resolve liabilities subject to Chapter 11	(1,308.4)	—
Provision for income taxes	29.8	31.3
Income taxes paid, net of refunds	(16.1)	(11.6)
Interest accretion on deferred payment obligations	8.2	—
Interest accrued on credit arrangements	4.3	—
Interest accrued on pre-petition liabilities subject to compromise	3.4	9.0
Defined benefit pension expense	3.5	9.2
Payments under defined benefit pension arrangements	(8.8)	(53.9)
Expenditures for environmental remediation	(1.8)	(2.6)
Changes in assets and liabilities, excluding effect of currency translation:
Trade accounts receivable	(21.1)	39.6
Inventories	(30.2)	(40.3)
Accounts payable	13.5	48.3
All other items, net	(9.6)	(65.9)
Net cash (used for) provided by operating activities	(1,253.3)	50.1
INVESTING ACTIVITIES
Capital expenditures	(40.1)	(38.3)
Transfer from (to) restricted cash and cash equivalents	395.4	(4.0)
Other investing activities	(2.6)	—
Net cash provided by (used for) investing activities	352.7	(42.3)
FINANCING ACTIVITIES
Borrowings under credit arrangements	979.2	3.1
Repayments under credit arrangements	(543.2)	(20.8)
Long term debt capitalized fees	(23.7)	—
Proceeds from exercise of stock options	7.7	6.3
Payments for repurchase of common stock	(60.5)	—
Other financing activities	1.3	0.8
Net cash provided by (used for) financing activities	360.8	(10.6)
Effect of currency exchange rate changes on cash and cash equivalents	(2.1)	(14.3)
Decrease in cash and cash equivalents	(541.9)	(17.1)
Cash and cash equivalents, beginning of period	964.8	1,336.9
Cash and cash equivalents, end of period	$422.9	$1,319.8

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Consolidated Balance Sheets (unaudited)

(In millions, except par value and shares)	March 31, 2014	December 31, 2013
ASSETS
Current Assets
Cash and cash equivalents	$422.9	$964.8
Restricted cash and cash equivalents	—	395.4
Trade accounts receivable, less allowance of $5.7 (2013—$6.0)	504.7	481.8
Inventories	324.8	295.3
Deferred income taxes	231.3	58.1
Other current assets	113.9	99.0
Total Current Assets	1,597.6	2,294.4
Properties and equipment, net of accumulated depreciation and amortization of $1,894.6 (2013—$1,876.8)	832.7	829.9
Goodwill	455.7	457.5
Technology and other intangible assets, net	310.1	315.5
Deferred income taxes	661.6	845.9
Asbestos-related insurance	—	500.0
Overfunded defined benefit pension plans	18.1	16.7
Investment in unconsolidated affiliate	99.7	96.2
Other assets	63.2	40.0
Total Assets	$4,038.7	$5,396.1
LIABILITIES AND EQUITY
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$149.0	$81.1
Accounts payable	305.4	262.5
PI Trust warrant liability	490.0	—
Other current liabilities	334.1	292.0
Total Current Liabilities	1,278.5	635.6
Debt payable after one year	921.5	29.6
Deferred payment obligations	602.7	—
Deferred income taxes	18.2	18.2
Income tax contingencies	80.2	5.0
Underfunded and unfunded defined benefit pension plans	392.0	299.6
Other liabilities	174.2	60.8
Total Liabilities Not Subject to Compromise	3,467.3	1,048.8
Total Liabilities Subject to Compromise	—	3,776.1
Total Liabilities	3,467.3	4,824.9
Equity
Common stock issued, par value $0.01; 300,000,000 shares authorized; outstanding: 76,824,093 (2013—77,046,143)	0.8	0.8
Paid-in capital	545.1	533.4
Retained earnings	65.9	15.8
Treasury stock, at cost: shares: 601,200 (2013—0)	(60.5)	—
Accumulated other comprehensive income	9.2	10.6
Total W. R. Grace & Co. Shareholders' Equity	560.5	560.6
Noncontrolling interests	10.9	10.6
Total Equity	571.4	571.2
Total Liabilities and Equity	$4,038.7	$5,396.1

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Adjusted Earnings Per Share (unaudited)

	Three Months Ended March 31,
	2014				2013
(In millions, except per share amounts)	Pre- Tax	Tax at Actual Rate	After- Tax	Per Share	Pre- Tax	Tax at Actual Rate	After- Tax	Per Share
Diluted Earnings Per Share (GAAP)				$0.64				$0.77
Costs related to Chapter 11	$6.3	$2.2	$4.1	0.05	$3.8	$0.8	$3.0	0.04
Asbestos-related costs	1.5	0.6	0.9	0.01	2.1	0.7	1.4	0.02
Asbestos and bankruptcy-related charges, net	8.8	3.3	5.5	0.07	—	—	—	—
Pension MTM adjustment and other related costs, net	(4.8)	(1.8)	(3.0)	(0.04)	2.5	0.9	1.6	0.02
Restructuring expenses and related costs	0.7	0.2	0.5	0.01	0.8	0.2	0.6	0.01
Currency transaction loss on cash in Venezuela	—	—	—	—	6.9	—	6.9	0.09
Discrete tax items:
Discrete tax items, including adjustments to uncertain tax positions		(2.0)	2.0	0.03		2.8	(2.8)	(0.04)
Adjusted EPS (non-GAAP)				$0.77				$0.91

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Notes to the Financial Information
(A): In the above charts, Grace presents its results of operations by operating segment and for adjusted operations. Adjusted EBIT means net income adjusted for interest income and expense, income taxes, costs related to Chapter 11, asbestos-related costs, restructuring expenses and related asset impairments, pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits, certain income and expense items related to divested businesses, product lines, and certain other investments and gains and losses on sales of businesses, product lines, and certain other investments. In the 2013 first quarter, we also adjusted for the currency transaction loss incurred on our Venezuelan cash balances of $6.9 million. Adjusted EBITDA means Adjusted EBIT adjusted for depreciation and amortization. Grace uses Adjusted EBIT as a performance measure in significant business decisions. Adjusted Free Cash Flow means net cash provided by or used for operating activities minus capital expenditures plus the net cash flow from costs related to Chapter 11, cash paid to resolve contingencies subject to Chapter 11, accelerated payments under defined benefit pension arrangements, and expenditures for asbestos-related items. Grace uses Adjusted Free Cash Flow as a liquidity measure to evaluate its ability to generate cash to support its ongoing business operations, to invest in its businesses, and to provide a return of capital to shareholders. Adjusted EPS means Diluted EPS adjusted for costs related to Chapter 11, asbestos-related costs, restructuring expenses and related asset impairments, pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits, certain income and expense items related to divested businesses, product lines, and certain other investments and gains and losses on sales of businesses, product lines, and certain other investments, and certain discrete tax items. Adjusted EBIT Return On Invested Capital means Adjusted EBIT divided by the sum of net working capital, properties and equipment and certain other assets and liabilities. Adjusted EBIT, Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted EPS, and Adjusted EBIT Return On Invested Capital do not purport to represent income measures as defined under United States generally accepted accounting principles, and should not be considered as alternatives to such measures as an indicator of Grace's performance. These measures are provided to distinguish the operating results of Grace's current business base from the costs of Grace's Chapter 11 proceedings, asbestos liabilities, restructuring activities, and divested businesses.

(B): Grace's segment operating income includes only Grace's share of income from consolidated and unconsolidated joint ventures.

(C): Certain pension costs include only ongoing costs recognized quarterly, which include service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits. Catalysts Technologies, Materials Technologies, and Construction Products segment operating income and corporate costs do not include any amounts for pension expense. Other pension related costs including annual mark-to-market adjustments and actuarial gains and losses are excluded from Adjusted EBIT. These amounts are not used by management to evaluate the performance of Grace's businesses and significantly affect the peer-to-peer and period-to-period comparability of our financial results. Mark-to-market adjustments and actuarial gains and losses relate primarily to changes in financial market values and actuarial assumptions and are not directly related to the operation of Grace's businesses.

(D): During the bankruptcy, Grace had significant intercompany loans between its non-U.S. subsidiaries and its U.S. debtor subsidiaries that were not related to its operating activities. In addition, Grace had accumulated significant cash during bankruptcy. Accordingly, income and expense items related to the intercompany loans and the cash balances are categorized as costs related to Chapter 11. These intercompany loans were paid in full when Grace emerged from bankruptcy, and the excess cash balances were used to fund a significant portion of Grace's emergence from bankruptcy.

(E): Other expense, net includes amounts previously reported as restructuring expenses and related asset impairments and provision for environmental remediation.

NM - Not Meaningful

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